Offer to Purchase for Cash
All Outstanding
Class A Ordinary Shares, nominal value NOK 10.00 per share
Class A American Depositary Shares,
each representing one Class A Ordinary Share
Class B Ordinary Shares, nominal value NOK 10.00 per share
Class B American Depositary Shares,
each representing one Class B Ordinary Share
of
SMEDVIG ASA
at
NOK 205 Net Per Class A Ordinary Share and Per Class A American Depositary Share
and
NOK 165 Net Per Class B Ordinary Share and Per Class B American Depositary Share
by
SEADRILL LIMITED
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4 P.M., NEW YORK CITY TIME,
ON MONDAY, APRIL 3, 2006 UNLESS THE OFFER IS EXTENDED.
March 6, 2006
To Our Clients:
      Enclosed for your consideration is the Offer to Purchase dated March 6, 2006 (the “Offer to Purchase”) and related Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by SeaDrill Limited (the “Purchaser”), a Bermuda limited company, to purchase any and all outstanding Class A Ordinary Shares, 10.00 Norwegian kroner (“NOK”) nominal value per share (the “Class A Shares”), Class A American Depositary Shares, each representing one Class A Ordinary Share (the “Class A ADSs”), Class B Ordinary Shares, nominal value NOK 10.00 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), and Class B American Depositary Shares, each representing one Class B Ordinary Share (the “Class B ADSs” and, together with the Class A ADSs, the “ADSs”), of Smedvig ASA, a public limited company organized under the laws of Norway (the “Company”). Each Class A ADS represents one Class A Share, each Class B ADS represents one Class B Share, and each ADS is evidenced by an American Depositary Receipt issued by Citibank, N.A., as depositary for the ADSs. The Offer is being made only to all holders of ADSs and all holders of Shares who are residents of the United States.
      We or our nominees are the holder of record of Shares or ADS for your account. A tender of such Shares and ADSs can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares or ADSs held by us for your account.

      We request instructions as to whether you wish us to tender any or all of the Shares and ADS held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1. The offer price is at a price of NOK 205 per Class A Share and per Class A ADS, net to the seller in cash, without interest, and NOK 165 per Class B Share and per Class B ADS, net to the seller in cash, without interest.

2. The Offer is being made for all outstanding Shares and ADSs who are residents of the United States.

3. The Offer is being made pursuant to the Offer to Purchase.

4. The Offer and withdrawal rights will expire at 4 p.m., New York City time, on April 3, 2006, (the “Expiration Date”), unless the Offer is extended.

5. The Purchaser will pay all stamp transfer taxes applicable to the purchase of Shares and ADSs by the Purchaser pursuant to the Offer, except as otherwise provided in the Letters of Transmittal.
      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or ADSs outside the United States or in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
      If you wish to have us tender any or all of your Shares or ADSs, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares and ADSs, all such Shares and ADSs will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

Offer to Purchase for Cash
by
SeaDrill Limited
INSTRUCTION LETTER
       The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 6, 2006 and the related Letters of Transmittal in connection with the offer by SeaDrill Limited (the “Purchaser”), a Bermuda limited company, to purchase any and all outstanding Class A Ordinary Shares, 10.00 Norwegian kroner (“NOK”) nominal value per share (the “Class A Shares”), Class A American Depositary Shares, each representing one Class A Ordinary Share (the “Class A ADSs”), Class B Ordinary Shares, nominal value NOK 10.00 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), and Class B American Depositary Shares, each representing one Class B Ordinary Share (the “Class B ADSs” and, together with the Class A ADSs, the “ADSs”), of Smedvig ASA, a public limited company organized under the laws of Norway (the “Company”), at a price of NOK 205 per Class A Share or Class A ADS, net to the seller in cash, without interest, and NOK 165 per Class B Share or Class B ADS, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letters of Transmittal.
      This will instruct you to tender to the Purchaser the number of Shares and ADSs indicated below (or, if no number is indicated below, all Shares and ADSs) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letters of Transmittal.
SIGN HERE

Account No.:

Dated:	, 2006

Signature(s)

Number of Shares to be Tendered:

Class A Shares*

Class B Shares*

Print Name(s) and Address(es)

Class A ADSs*

Area Code and Telephone Number(s)

Class B ADSs*

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares or ADSs held by us for your account are to be tendered.

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